Exhibit 99.2

DECEMBER 4, 2002

SAUER-DANFOSS INC. ANNOUNCES FOURTH QUARTER DIVIDEND OF $0.07 PER SHARE

CHICAGO, Illinois, USA, December 4, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the fourth quarter ended December 31, 2002.  The dividend is payable on January 15, 2003, to stockholders of record as of December 27, 2002.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of approximately $950 million, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone: (515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax: (515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone: +49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax: +49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069